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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE                           CONTACT:  David Matheson
                                                Starwood Hotels & Resorts
                                                (914) 640-5204



                    STARWOOD HOTELS & RESORTS AGREES TO SELL
                          $1.5 BILLION OF SENIOR NOTES


WHITE PLAINS, NY - April 11, 2002 - Starwood Hotels and Resorts Worldwide, Inc. announced today that it agreed to sell $1.5 billion of senior notes in two tranches - $700 million principal amount of 7-3/8% senior notes due 2007 with a yield to maturity of 7.45% and $800 million principal amount of 7-7/8% senior notes due 2012 with a yield to maturity of 7.95%. Starwood expects to use the proceeds to repay all of its senior secured notes facility and a portion of its senior credit facility.

This notices does not constitute an offer to sell or the solicitation of an offer to buy the notes or any other securities. The notes are only offered, with registration rights, in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States pursuant to Regulation S under the Securities Act. The notes will not be initially registered under the Securities Act and therefore may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements of the Securities Act. It is anticipated that a registration statement will be filed under the Securities Act to permit exchange of the notes for registered notes or resale of the notes.

Starwood Hotels & Resorts Worldwide, Inc. (NYSE:HOT) is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 110,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchiser of hotels and resorts including: St. Regis, The Luxury Collection, Sheraton, Westin, Four Points by Sheraton, W brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties and other factors that may cause actual results to differ materially from those anticipated at the time the forward-looking statements are made. General economic conditions including the duration and severity of the current economic downturn in the United States and the terrorist attacks on New York and Washington D.C. and their aftermath, business and financing conditions, cyclicality of the real estate and the hotel and leisure business, domestic and international political conditions, competition, governmental and regulatory actions and other circumstances and uncertainties may affect future results, performance and achievements. These risks and uncertainties are presented in detail in our filings with the Securities and Exchange Commission. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that results will not materially differ. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.)

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